WORLD MONITOR TRUST II--
SERIES D
MONTHLY REPORT/
JANUARY 25, 2002

         WORLD MONITOR TRUST II--SERIES D
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from December 29, 2001 to January 25, 2002 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of January 25, 2002 was $76.59, a decrease of 5.63% from the December 28, 2001 value of $81.16.

The estimated net asset value per interest as of February 13, 2002 was $76.86. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.


          Sincerely yours,
          Eleanor L. Thomas


          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from December 29, 2001
  to January 25, 2002
Revenues:
Realized loss on commodity
  transactions.......................   $  (5,727)
Change in unrealized commodity
  positions..........................    (218,580)
Interest income......................       5,620
                                        ---------
                                         (218,687)
                                        ---------
Expenses:
Commissions..........................      19,818
Management fees......................       4,123
Other transaction fees...............         615
Other expenses.......................       4,977
                                        ---------
                                           29,533
                                        ---------
Net loss.............................   $(248,220)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from December 29, 2001
  to January 25, 2002

                                             Per
                                Total      Interest
                              ----------   -------
Net asset value at beginning
  of period (51,504.595
  interests)................  $4,180,074   $ 81.16
Contributions...............     224,400
Net loss....................    (248,220)
Redemptions.................     (41,656)
                              ----------
Net asset value at end of
  period (53,721.451
  interests)................  $4,114,598     76.59
                              ----------
                              ----------
                                           -------
Change in net asset
  value per interest....................   $ (4.57)
                                           -------
                                           -------
Percentage change.......................     (5.63)%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                             by: Barbara J. Brooks
                            Chief Financial Officer